Execution Version

$2,111,951.00	Spring, Texas	April 7, 2014

FOR VALUE RECEIVED, INTEGRATED DRILLING EQUIPMENT HOLDINGS CORP. (“Maker”), a Delaware corporation, promises to pay to STEPHEN D. COPE (“Payee”), a resident of Harris County, Texas, at 7303 Augusta Pines Drive, Spring, Harris County, Texas 77389, or at such other place as Payee may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum $2,111,951.00, together with interest on the unpaid principal balance of this note from time to time outstanding until maturity at the rate of 9% per annum and interest on all past due amounts, both principal and accrued interest, at the rate of 18% per annum. Interest shall be computed for the actual number of days elapsed in a year, consisting of 365 or 366 days, as the case may be.

1.          This note shall be due and payable in bi-weekly installments of $40,614.44 each. The first installment shall be due and payable on April 7, 2014, and a like installment shall be due and payable on the same day of every second week thereafter until this note shall have been fully paid and satisfied. All interest shall accrue and be paid at maturity. Notwithstanding the foregoing, upon the earlier of

(i) two years after the date hereof; or

(ii) the later to occur of

(a) the date Maker determines that it would have had, after making payment in full of this Note, Liquidity (as hereinafter defined) of at least $5 million on each of two consecutive months’ ends, and

(b) the date (1) Maker and its subsidiaries have contracted backlog for drilling rigs, related equipment or both (whether rigs, rig-related equipment, drilling platforms or other; collectively, “Drilling Equipment”) of at least $75 million, or (2) Maker has contracted backlog for Drilling Equipment of $60 million, excluding contracted backlog at IEC-Systems, LLC;

all principal then unpaid, and all accrued interest on the entire principal amount, shall be finally due and payable. If, on the date any regularly scheduled bi-weekly installment is due, the outstanding principal balance of this note does not exceed the amount of such installment, then all outstanding principal of and accrued interest on this note shall be due and payable.

2.          In addition, a mandatory prepayment on this note in the amount of $250,000 shall be due and payable on the date, after March 31, 2014, Maker has received deposits of at least $5 million for contracted backlog for Drilling Equipment. Any such mandatory prepayment shall be applied pro rata to all remaining principal payments.

3.          This Note shall be unsecured.

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4.          Maker may at any time pay the full amount or any part of this note without payment of any premium or fee. Any voluntary prepayment shall be applied to principal installments in inverse order of maturity, and then to accrued interest. The foregoing to the contrary notwithstanding, in no event shall Maker make, and in no event shall Payee accept, any voluntary prepayment in respect of any of the indebtedness evidenced by this note unless each Agent (as defined below) has provided its prior written consent thereto.

5.          Maker shall be entitled to deduct from any payment hereunder the amount of any required withholding for Federal, state or local taxes on any amount paid hereunder.

6.          Maker agrees to furnish or cause to be furnished to Payee each of the following statements within the times indicated:

(i)          As soon as available and in any event within 90 days after the end of each fiscal year of Maker, Maker’s consolidated annual audited financial statements, including Maker’s fiscal year-end balance sheet and income statement and a statement of changes in Maker’s financial position for such fiscal year, each setting forth in comparative form the corresponding figures as at the end of Maker’s previous fiscal year, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year (“GAAP”) and accompanied by an unqualified opinion of an independent certified public accountant stating that, in the opinion of such accountant, such financial statements present fairly Maker’s financial position as of the date thereof and the results of Maker’s operations for the period covered thereby, in conformity with GAAP; and

(ii)         As soon as available and in any event within 45 days after the end of each quarter of each fiscal year of Maker, Maker’s unaudited consolidated financial statements, including Maker’s balance sheet as at the close of such quarter, Maker’s income statement and a statement of changes in Maker’s financial position for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, each setting forth in comparative form the corresponding figures for the same quarter of the preceding fiscal year and prepared in accordance with GAAP (other than the absence of footnotes and subject to normal year-end adjustments), certified by the chief executive officer or chief financial officer of Maker as fairly presenting Maker’s financial position as of the date hereof and results of Maker’s operations for the period covered thereby in conformity with GAAP (other than the absence of footnotes and subject to normal year-end adjustments).

7.          Maker shall promptly notify Payee if Maker’s Liquidity has exceeded $5,000,000 on two consecutive months’ ends. As used herein, the term “Liquidity” shall mean, for any month, the difference of (a) the sum of (1) cash and cash equivalents (other than any cash or cash equivalents which are restricted pursuant to any agreements and instruments to which Maker is then party) held by Maker, plus (2) amounts available to be borrowed under all revolving credit facilities minus (b) the aggregate outstanding balance of all accounts payable more than 90 days past invoice date, in each case determined on a consolidated basis for Maker as of the last day of such month in accordance with GAAP.

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8.          Maker agrees to provide Payee promptly with such other information relating to the financial condition and affairs of Maker and its subsidiaries, including but not limited to Maker’s Liquidity, as Payee may reasonably request from time to time, subject to Payee providing appropriate assurances regarding the usage of such confidential information to comply with applicable securities laws.

9.          If any of the following occurs:

(a)          Maker does not pay any principal or interest as and when due; or

(b)          Maker or any of its subsidiaries shall fail to pay when due

(1) any lease payment due to (A) SDC Management, L.L.C.; (B) IDECO, LLC; (C) Ninth Green Management LLC; (D) Payee, or (E) any affiliate of Payee, or

(2) if the holder of indebtedness for borrowed money of Maker with an outstanding principal balance in excess of $1,000,000 declares such obligation due before the stated maturity thereof; or

(c)          Maker or any of its subsidiaries shall be in material default under or in violation of any material law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any country or any political subdivision of any country, including any agency, department, commission, board, bureau or court or other tribunal having jurisdiction over Maker, such subsidiary or its assets or property, and the same could have a material adverse effect on Maker and its subsidiaries, taken as a whole; or

(d)          Any representation or warranty made in connection with the execution and delivery of this note or any related papers shall prove to have been incorrect, false or misleading when made; or

(e)          Default shall occur in the punctual and complete performance by Maker of any covenant contained in this note; or

(f)          Final judgment for the payment of money in excess of $1,000,000 shall be rendered against Maker and remain undischarged for a period of 30 days during which execution is not effectively stayed; or

(g)          Any order shall be entered decreeing the dissolution, liquidation or split-up of Maker, and such order shall remain in effect for 30 days; or

(h)          Maker or any of its subsidiaries shall make a general assignment for the benefit of creditors or shall petition or apply to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or any substantial part of its business, estate or assets or shall commence any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or

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(i)          Any such petition or application shall be filed or any such proceeding shall be commenced against Maker or any of its subsidiaries, and Maker or such subsidiary by any act or omission shall indicate approval thereof, consent thereto or acquiescence therein, or an order shall be entered and remain in effect for more than 30 days appointing a trustee, custodian, receiver or liquidator of all or any substantial part of its assets or granting relief to it or approving the petition in any such proceeding; or

(j)          Maker or any of its subsidiaries shall fail generally to pay its debts as they become due, or suffer any writ of attachment or execution or any similar process to be issued or levied against it or substantially all of its property which is not released, stayed, bonded or vacated within 60 days after its issue or levy; or

(k)          The dissolution, liquidation or termination of existence of Maker or any of its subsidiaries, or the sale, conveyance, lease or other disposition of any substantial part of its assets; or

(l)          Maker or any of its subsidiaries shall conceal, remove, or permit to be concealed or removed, any part of its property, with intent to hinder, delay or defraud any of its creditors, or make or suffer a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall make any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall suffer or permit, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

then default shall have occurred under this note and Payee may at his option exercise any or all rights, powers and remedies afforded by law, including the right to declare this entire note at once mature and due.

10.         If Payee retains an attorney in connection with any such default or to collect, enforce or defend this note or any papers intended to secure or guarantee it in any lawsuit or in any reorganization, bankruptcy or other proceeding, or if Maker sues Payee in connection with this note or any such papers and does not prevail, then Maker agrees to pay to Payee, in addition to principal and interest, all reasonable costs and expenses incurred by Payee in trying to collect this note or in any such suit or proceeding, including reasonable attorneys’ fees. An amount equal to 10% of the unpaid principal and accrued interest owing on this note when and if this note is placed in the hands of an attorney for collection after default is stipulated to be reasonable attorneys’ fees unless Payee or Maker timely pleads otherwise to a court of competent jurisdiction.

11.          (a) The note and the indebtedness evidenced by this note are hereby expressly subordinated in right of payment, delivery and issuance and in right of remedies and action to the prior performance and satisfaction and irrevocable and indefeasible payment in full in cash of the Senior Debt (as defined below) and the termination of the commitments (if any) of the Senior Creditors (as defined below) under the Senior Loan Documents (as defined below).

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(b) If there shall occur any liquidation, receivership, insolvency, assignment for the benefit of creditors, bankruptcy (voluntary or involuntary), reorganization, arrangement with, creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all the assets of, or the, dissolution, liquidation or any other marshaling of the assets and liabilities of, Company (each, an “Insolvency Event”) (i) the Senior Creditors shall be entitled to receive indefeasible and irrevocable payment in full in cash and full performance and satisfaction of all Senior Debt then outstanding before Payee shall be entitled to receive any payment or distribution, whether in cash, securities or other property, in respect of any amounts due with respect to this note or the indebtedness evidenced hereby, and (ii) any payment or distribution, whether in cash, securities or other property payable or deliverable in respect of the amounts due under or with respect to this note or the indebtedness evidenced hereby shall be paid or delivered, to the extent of the unpaid balance of the Senior Debt, for application to the payment thereof, directly to the Senior Creditors, In the event of any proceedings in connection with an Insolvency Event, the Senior Creditors shall be entitled to rely upon the provisions of Section 11 of this note, which the parties acknowledge is enforceable as a subordination agreement in accordance with its terms upon the occurrence of any Insolvency Event, and shall have the right to prove, in addition to its claims on account of the Senior Debt, its claims hereunder in any such proceeding, so as to establish its rights hereunder and to receive directly from any receiver, trustee or other court officer or custodian distributions of any sort which would otherwise be payable on account of the Senior Debt or the collateral securing the Senior Debt.

(c) If Maker shall make any payment, delivery or issuance with respect to this note or the indebtedness evidenced hereby in violation of the provisions of Section 11 of this note, or Payee shall receive or collect any such payment, delivery or issuance or shall take any Enforcement Action (as defined below), then such payment, delivery or issuance shall be deemed to be the property of, segregated, received and held in trust for the benefit of the Senior Creditors, and shall be immediately paid over and delivered forthwith to the Senior Creditors.

(d) Each of Payee and Maker agree not to modify, change, terminate, restate, supplement or amend orally or by any course of dealing or in any other manner this note or to modify the method for calculating amounts due under any of this note without first obtaining the prior written consent of each of the Senior Creditors. Until full performance and indefeasible and irrevocable payment in full in cash of the Senior Debt and the termination of the commitments (if any) of the Senior Creditors under the Senior Loan Documents, Payee shall not seek to obtain, and shall not take, accept, obtain or have, any lien or security interest in any asset or property, as security for this note and the indebtedness evidenced hereby, and, if and to the extent that any such lien or security interest at any time exists in favor of Payee, such liens and security interests hereby are subordinated to all liens, security interests, restrictions, encumbrances, charges, interests and other arrangements, now or hereafter existing, for the benefit of or in favor of the Senior Creditors.

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(e) Maker shall notify Payee and each of the Senior Creditors—and Payee shall notify each of the Agents which has been identified to Payee, complete with contact information, if Payee has knowledge of such default or breach if Maker has not given notice thereof to such Agents—in writing promptly of any default or breach by Maker under this note, provided, that any failure to deliver any such notices shall not otherwise affect the subordination provisions or other obligations, agreements or covenants of Maker or Payee herein.

(f) Payee shall not sell, lease, transfer, pledge, encumber, restrict, assign or otherwise dispose of this note or any interest therein to any person or entity unless such transferee agrees in writing, in form and substance satisfactory to each Agent in its discretion, to be bound by the terms of this note with respect to such payments, deliveries and issuances and amounts owing to it by Maker.

(g) Payee agrees that it will not (and hereby waive any right to), directly or indirectly, contest or support any other person or entity in contesting, in any proceeding (including in connection with an Insolvency Event), (i) the validity, priority, enforceability or allowance of any claims of any of the Senior Creditors, (ii) the priority, validity, or enforceability of a lien held by or on behalf of any of the Senior Creditors, or (iii) the validity or enforceability of the provisions of this Senior Loan Documents or the provisions of this Section 11.

(h) Each of the Agents, on behalf of the Senior Creditors for which it is an agent, is an express third party beneficiary of the provisions of this Section 11 and shall be entitled to enforce the provisions of Section 11.

(i) For the purposes of this Section 11, the following terms shall have the following meanings:

“Agents” shall mean the First Lien Agent and the Term Loan Agent. Payee shall be entitled to rely on Maker’s representation as to the identities of the Agents.

“Enforcement Action” shall mean any action, whether legal, equitable, judicial, non-judicial or otherwise, to collect or receive any amounts under this note or the indebtedness evidenced hereby, or any acceleration of this note or the indebtedness evidenced hereby or the exercise or enforcement of any other right, power or remedy with respect hereof or thereof.

“First Lien Agent” means the “First Lien Agent”, as such term is defined in the Term Loan Agreement.

“First Lien Lenders” means the “First Lien Lenders” as such term is defined in the Term Loan Agreement.

“First Lien Loan Agreement” means the “First Lien Loan Agreement” as such term is defined in the Term Loan Agreement.

“First Lien Loan Documents” means the First Lien Loan Agreement and the other “First Lien Loan Documents” as such term is defined in the Term Loan Agreement.

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“First Lien Obligations” means the “First Lien Indebtedness” as such term is defined in the Term Loan Agreement.

“Senior Creditors” means (a) First Lien Agent and the First Lien Lenders, and (b) Term Loan Agent and the Term Loan Lenders. Payee shall be entitled to rely on Maker’s representations as to the identities of the Senior Creditors.

“Senior Debt” means (a) the First Lien Obligations and (b) the Term Loan Obligations.

“Senior Loan Documents” means (a) the First Lien Loan Documents and (b) the Term Loan Documents.

“Term Loan Agent” means the “Agent”, as such term is defined in the Term Loan Agreement.

“Term Loan Agreement” means that certain Term Loan and Security Agreement, dated as of December 14, 2012, as amended, restated, joined, extended, supplemented or otherwise modified from time to time, by and among Maker, certain of its subsidiaries, Term Loan Agent and the Term Loan Lenders.

“Term Loan Documents” means the Term Loan Agreement and the “Other Documents” as such term is defined in the Term Loan Agreement.

“Term Loan Lenders” means the “Lenders” as such term is defined in the Term Loan Agreement.

“Term Loan Obligations” means the “Obligations” as such term is defined in the Term Loan Agreement.

12.         Maker waives notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment and protest.

13.         This Note is non-negotiable, and may not be sold, assigned or transferred in any way, in whole or in part, by Payee.

(Signature Page Follows.)

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INTEGRATED DRILLING EQUIPMENT HOLDINGS CORP.

By:	/s/ Michael Dion
Name:	Michael Dion
Title:	CFO

ATTEST:

/s/ Richard D. Dodson
Name:	Richard D. Dodson
Title:	President

(CORPORATE SEAL)

Signature Page to Note